CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	October 30, 2012

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2012 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter ended September 30, 2012. During the third quarter, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend return on their capital investment. Highlights include:

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For the third quarter, net income was $58 million and return on average equity (ROE) was 6.05 percent. This compares to net income of $19 million and ROE of 2.07 percent for the same period of 2011. For the first nine months of 2012, net income was $170 million and ROE was 6.19 percent, compared to net income of $98 million and ROE of 3.70 percent for the same period of 2011.

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The most significant contributors to the increase in net income in the third quarter of 2012 were: 1) a decrease in the net amortization of purchased premiums on mortgage assets compared to the same period of 2011; and 2) management actions that lowered funding costs relative to average portfolio asset rates. For the year-to-date 2012 period, the largest contributors to the increase in net income were: 1) the realized gains from the sales of certain mortgage-backed securities; and 2) satisfaction of the FHLBank's REFCORP obligation in June 2011.

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Total assets at September 30, 2012 were $67.2 billion, an increase of $6.8 billion (11 percent) from year-end 2011. Total assets in the first nine months of 2012 averaged $65.1 billion, a decrease of $3.4 billion (five percent) from the same period of 2011.

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The balance of Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $47.3 billion at September 30, 2012, an increase of $6.5 billion (16 percent) from year-end 2011. The growth was due to increased Advance borrowings by a small number of large-asset members.

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Capital adequacy continued to substantially exceed all minimum regulatory capital requirements. On September 30, 2012, GAAP capital, which included $513 million of total retained earnings, stood at $3.9 billion or 5.85 percent of total assets.

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Stockholders were paid a cash dividend on September 20, 2012 at a 4.25 percent annualized rate, which was 3.83 percentage points above the third quarter average 3-month LIBOR. Total retained earnings increased in the third quarter by $25 million.

FHLBank Cincinnati 3Q 2012

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The FHLBank contributed $7 million during the third quarter of 2012 and $20 million in the first nine months of 2012 to the Affordable Housing Program pool of funds to be awarded to members in 2013. In more than 20 years of partnering with members and housing organizations, the FHLBank has awarded $460 million through this program for the creation of more than 60,000 housing units for low and very-low income citizens. The FHLBank also continued to offer its Carol M. Peterson Housing Fund and Disaster Reconstruction Program. In the first nine months of 2012, the FHLBank awarded over $2 million to these voluntary housing programs.

Advance balances have generally trended downward since 2008 due to the weak economy, significant liquidity being provided to financial institutions by the federal government, and substantial increase in the money supply. The growth in 2012 has been largely limited to increased usage by a small number of large-asset members. The FHLBank cannot predict if this trend will continue. However, the FHLBank would expect to see a sustained increase in Advance demand across its entire membership base when one or more of the following occur: the economy experiences a sustained improvement; the Federal Reserve System's monetary policy tightens; or the government's liquidity and expanded deposit guarantee programs wind down.

Operating Results and Profitability

The spread between ROE and short-term interest rates, for which the FHLBank uses a proxy of 3-month LIBOR, is a market benchmark the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
ROE	6.05%	2.07%	6.19%	3.70%
ROE spread to average 3-month LIBOR	5.63	1.77	5.72	3.41

The FHLBank continued to provide competitive returns to stockholders' capital investment. Consistent with experience over the last several years, ROE was significantly above 3-month LIBOR resulting in the spread to that index being wider than the historical average.

The increase in operating results and profitability for the 2012 periods compared to the 2011 periods resulted primarily from the following favorable factors, which more than offset the combined effect of several unfavorable factors:

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Net amortization expense of purchase premiums on mortgage assets and of premium/discounts and concession costs on Consolidated Obligations decreased $23 million and $1 million in the three- and nine-month comparisons, respectively, mainly due to lower mortgage amortization.

Recognition of net amortization can be very sensitive to changes in actual and projected prepayments as normally occurs when mortgage and interest rates change. Although primary mortgage rates and long-term LIBOR did trend downward in the first nine months of 2011 and 2012, the movement was larger in the 2011 periods, which resulted in greater amortization in 2011. In addition, the FHLBank's actual and projected prepayment speeds have slowed moderately based on observed trends and patterns in mortgage rates, benchmark LIBOR, and the housing market and therefore resulted in favorable adjustments to net mortgage amortization.

•	Portfolio funding costs were lower due to management's actions related to asset liability management and increased market risk exposure particularly in the third quarter of 2012. The FHLBank continued

FHLBank Cincinnati 3Q 2012

to call a significant amount of high-cost debt (Consolidated Bonds) before their final maturities and replaced them with new debt at substantially lower rates. In addition, the amount of mortgages funded with short-term debt increased significantly in the third quarter of 2012.

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The FHLBank uses Discount Notes to fund a substantial amount of LIBOR-indexed assets, most of which reprice at one- or three-month intervals. The average spread between three-month LIBOR assets (mostly Advances) and short-term Discount Note debt was wider in the last quarter of 2011 and first three quarters of 2012 because of, among other reasons, concerns over the financial turmoil in Europe (one-month spreads were not affected). The amount of such asset-funding relationship that earned this wider spread averaged approximately $4 billion in the first nine months of 2012.

This factor was present, but less important, to the comparison of third quarter operating results because the spread narrowed towards long-term historical averages during the quarter and because the amount of such basis funding declined in the third quarter.

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Realized gains from the clean-up sales of certain mortgage-backed securities rose $20 million in the nine-month comparison. Each of the securities sold had less than 15 percent of the original acquired principal remaining and were sold under the FHLBank's periodic clean-up process.

•	Changes in the unrealized market values of derivative and hedging activities raised non-interest income by $7 million and $8 million in the three- and nine-month comparisons, respectively.

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The FHLBank System’s REFCORP obligation was satisfied at the end of the second quarter of 2011. REFCORP, which had been recorded as a reduction to net income, was replaced with an allocation of 20 percent of net income to a separate restricted retained earnings account under the Joint Capital Enhancement Agreement. This change had a favorable impact to net income of $19 million in the nine-month comparison.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity was $47.3 billion at September 30, 2012 compared to $40.9 billion at year-end 2011.

The principal balance of Advances increased $7.7 billion (28 percent) from year-end 2011 to end the third quarter at $35.5 billion. Average Advance principal balances in the first nine months of 2012 totaled $30.2 billion, an increase of five percent from the same period of 2011. The increase in the ending and average balances of Advances was primarily driven by the borrowings of a small number of large-asset members, one of which became a member during 2012.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.7 billion at September 30, 2012, a decrease of $0.1 billion (one percent) from year-end 2011. In the first nine months of 2012, the FHLBank purchased $1.9 billion of mortgage loans, while principal paydowns totaled $2.0 billion.

The balance of investments at September 30, 2012 was $23.2 billion, an increase of $1.2 billion (six percent), from year-end 2011. Average investment balances in the first nine months of 2012 totaled $26.1 billion, a decrease of 16 percent from the same period of 2011. These changes reflected normal periodic variation in holdings of investments. The investment balance at the end of the quarter included $11.9 billion of mortgage-backed securities and $11.3 billion of liquidity instruments. All of the FHLBank’s mortgage-backed securities currently held are issued and guaranteed by Fannie Mae, Freddie Mac or a

FHLBank Cincinnati 3Q 2012

U.S. government agency. Short-term liquidity instruments include investments secured with collateral, unsecured investments purchased from highly rated counterparties, and investments with counterparties directly or effectively guaranteed by the U.S. government.

Risk Exposure

The FHLBank believes that its net liquidity position remained strong in the first nine months of 2012, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. The System had uninterrupted access on favorable terms to the capital markets for its debt issuances and funding needs.

Average market risk exposure was moderate in the first nine months of 2012, well within the FHLBank's policy limits, and consistent with the normal historical range. During the third quarter of 2012, market risk to higher interest rates was moderately elevated compared to historical positioning.

Residual credit risk exposure from offering Advances, purchasing investments, and executing derivative transactions was limited. Consistent with previous years, the FHLBank required no loss reserve for Advances and considered no investments to be other-than-temporarily impaired at September 30, 2012. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to appropriately mitigate these risks.

Residual credit risk exposure in the mortgage loan portfolio continued to be moderate and manageable. The allowance for credit losses in the Mortgage Purchase Program was $18 million and $21 million at September 30, 2012 and December 31, 2011, respectively. The lower allowance for credit losses was a result of improvements in the housing market, partially offset by lower estimated collectability on supplemental mortgage insurance policies held due to potential non-performance of mortgage insurers.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at September 30, 2012 was 5.85 percent, while the regulatory capital-to-assets ratio was 6.19 percent. Both ratios were well above the regulatory required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. The dollar amounts of GAAP and regulatory capital increased ten percent and eight percent, respectively, between year-end 2011 and September 30, 2012. The increases were due to capital stock purchases by members and additional retained earnings.

Total retained earnings were $513 million at September 30, 2012, an increase of $69 million (15 percent) from year-end 2011. Total retained earnings comprised $467 million unrestricted and $46 million restricted. The FHLBank believes that the amount of total retained earnings is sufficient to protect against impairment risk of capital stock and to provide the opportunity for dividend stability.

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FHLBank Cincinnati 3Q 2012

The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 741 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 3Q 2012

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2012	December 31, 2011	Percent Change
Total assets	$67,171	$60,397	11%
Advances (principal)	35,517	27,839	28
Mortgage loans held for portfolio (principal)	7,692	7,752	(1)
Total investments	23,170	21,941	6
Consolidated Obligations:
Discount Notes	31,535	26,136	21
Bonds	29,828	28,855	3
Total Consolidated Obligations	61,363	54,991	12
Mandatorily redeemable capital stock	219	275	(20)
Capital stock	3,428	3,126	10
Total retained earnings	513	444	15
Total capital	3,932	3,559	10
Regulatory capital (1)	4,160	3,845	8

Capital-to-assets ratio (GAAP)	5.85%	5.89%
Capital-to-assets ratio (Regulatory) (1)	6.19	6.37

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percent Change (2)	2012	2011	Percent Change (2)
Total interest income	$231	$231	—%	$690	$771	(11)%
Total interest expense	148	187	(20)	473	590	(20)
Net interest income	83	44	87	217	181	20
(Reversal) provision for credit losses	(1)	2	NM	1	6	(85)
Other (loss) income	(4)	(6)	36	17	(3)	NM
Other expense	15	15	3	43	42	2
AHP and REFCORP	7	2	NM	20	32	(37)
Net income	$58	$19	NM	$170	$98	73

Return on average equity	6.05%	2.07%		6.19%	3.70%
Return on average assets	0.34	0.11		0.35	0.19
Net interest margin	0.49	0.27		0.45	0.36
Annualized dividend rate	4.25	4.00		4.33	4.33
Average 3-month LIBOR	0.42	0.30		0.47	0.29

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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